Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

August 11, 2023

Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Registration Statement on Form S-3ASR (File No. 333-271275)

Ladies and Gentlemen:

We have acted as counsel to Apollo Global Management, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333-271275) (the “Registration Statement”), which became effective on April 14, 2023. You have asked us to furnish our opinion as to the legality of the issuance by the Company of 28,750,000 shares of 6.75% Series A Mandatory Convertible Preferred Stock, par value $0.00001 per share (the “Shares”) which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated August 8, 2023 (the “Underwriting Agreement”), by and among representatives signatories thereto, as representatives of the underwriters named on Schedule I thereto (the “Underwriters”) and the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.    the Registration Statement;

2.    the preliminary prospectus supplement dated August 7, 2023 (the “Preliminary Prospectus”);

3.    the pricing term sheet dated August 8, 2023 set forth on Schedule III to the Underwriting Agreement;

4.    the final prospectus supplement dated August 8, 2023 (the “Final Prospectus”);

5.     the Underwriting Agreement; and

6.    the Certificate of Designations of the 6.75% Series A Mandatory Convertible Preferred Stock (the “Certificate of Designations”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the amended and restated certificate of incorporation and the amended and restated bylaws of the Company, certified by the Company as in effect on the date of this letter, (ii) copies of resolutions of the board of directors of the Company and the pricing committee of the board of directors of the Company relating to the issuance of the Shares certified by the Company, and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.    The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Final Prospectus and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.    Upon their issuance in accordance with the terms of the Certificate of Designations, the shares of common stock, par value $0.00001, of the Company issuable upon the conversion of the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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